EXHIBIT 10.4

Jeff Sharpe

August 15, 2006

Deeas Resources Inc.

I hereby agree to loan up to US$75,000.00 to Deeas Resources Inc. (the "Company") on an as-needed basis to fund the business operations and expenses of the Company until August 31, 2007.

The terms of such loan will be negotiated at the time of lending, but interest charged will not exceed the prevailing prime rate of interest plus 2%.

Sincerely,

/s/ Jeff Sharpe

Jeff Sharpe

CW977219.1